Exhibit 5.1

February 1, 2018

FIRM/AFFILIATE

OFFICES

_____

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

_____

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

RE:	OceanFirst Financial Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), being filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 50,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Sun National Bank 401(k) Plan (the “Plan”).

On January 31, 2018, the Company completed its previously announced business combination with Sun Bancorp, Inc., a New Jersey corporation (“Sun”), pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2017 (the “Merger Agreement”), by and among the Company, Sun and Mercury Merger Sub Corp., a wholly-owned subsidiary of the Company, and, in connection therewith, the Company assumed the Plan. The Shares that the Company may issue under the Plan are being registered on the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

OceanFirst Financial Corp.

February 1, 2018

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) a specimen certificate representing the Common Stock;

(c) the Plan;

(d) the Merger Agreement;

(e) an executed copy of a certificate of Steven J. Tsimbinos, Executive Vice President, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Officer’s Certificate”);

(f) a copy of the Company’s Certificate of Incorporation, as in effect as of (i) June 29, 2017, (ii) October 25, 2017 and (iii) the date hereof and certified pursuant to the Officer’s Certificate (in the cases of clauses (i), (ii) and (iii)), and, in the case of clause (iii), certified by the Secretary of State of the State of Delaware on January 31, 2018;

(g) a copy of the Company’s Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Officer’s Certificate;

(h) a copy of certain resolutions of the Board of Directors of the Company, adopted on June 29, 2017, relating to the approval of the Merger Agreement and the transactions contemplated thereby, certified pursuant to the Officer’s Certificate;

(i) a copy of certain resolutions of the Board of Directors of the Company, adopted on January 24, 2018, authorizing the issuance of the Shares and the filing of the Registration Statement with respect to the Shares, certified pursuant to the Officer’s Certificate; and

(j) a copy of a certificate, dated January 25, 2018, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Officer’s Certificate.

OceanFirst Financial Corp.

February 1, 2018

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Shares will be properly recorded in the books and records of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when shares of Common Stock issuable pursuant to the Plan have been issued and delivered by the Company and the entire amount of the consideration therefor has been received in full by the Company for consideration at least equal to the par value of such Shares, in each case in accordance with the terms of the Plan, the issuance of such shares of the Common Stock will have been duly authorized, and such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DCI